EXHIBIT 99.1
BSN SPORTS ACQUIRES A PORTION OF THE ASSETS OF THE ALABAMA-BASED HIBBETT TEAM SALES
-- ADDS TO BSN SALES FOOTPRINT IN ALABAMA, GEORGIA & FLORIDA --

December 5th, 2017 (Dallas, TX.) BSN SPORTS, the nation's largest direct marketer and distributor of sporting goods to the school and league markets and a division of Varsity Brands, today announced that it has completed the acquisition of a portion of the assets of Hibbett Team Sales, Inc. ("HTS"), based in Birmingham, Alabama. HTS, the team dealer subsidiary of Hibbett Sporting Goods, Inc., is a leading distributor of team apparel and equipment in Alabama and parts of Georgia and the Florida Panhandle, serving team customers since 1975.
 "We are thrilled to welcome Frank Powell and his talented team to the BSN SPORTS family", said Terry Babilla, BSN SPORTS President. "HTS members will contribute a talented team of sports professionals to our growing organization. Their culture of great customer service and customer first commitment is a perfect fit with our approach to the team sports and community marketplaces.  Together with our 800+ sales professionals nationwide, this combination creates an incomparable one stop shop and we look forward to a bright future together."
Frank Powell of Hibbett Team Sales said, "Since Hibbett Sporting Goods was founded, the focus has been on excellent customer service. Many things have changed in the last 72 years, but the commitment to serving the customer and providing quality products has not changed.  Hibbett Team Sales members joining BSN SPORTS will have access to BSN's immense resources and innovative technology that will allow us to serve our customer better than ever. We are excited to see how we grow together."
Jeff Rosenthal, President and Chief Executive Officer of Hibbett Sports, said, "Joining BSN Sports will provide the Hibbett Team Sales employees with the tools, infrastructure, and support needed to grow the business and continue their success in the future.  I wish the entire team all the best."
Mr. Babilla concluded, "With the addition of HTS personnel, we have added over 200 sales professionals in the last twelve months, including valuable teammates in Utah, Washington, Maryland, California, New Mexico, Oho, Kentucky and Texas. We will continue to seek out partners that share our values and have a passion for building lifelong customer relationships."

If you are interested in joining the fastest growing organization in sports, contact Tevis Martin at tmartin@bsnsports.com or Bob Dickman at bdickman@bsnsports.com.

Media Contact:
Christi Tye
BSN SPORTS
ctye@bsnsports.com
972‐884‐7203

About BSN SPORTS
Dallas-based BSN SPORTS is the leading marketer, manufacturer and distributor of sporting goods apparel and equipment. A division of Varsity Brands, BSN SPORTS markets and distributes its products to over 100,000 institutional and team sports customers in colleges and universities, middle and high schools, and recreational programs throughout the United States via catalog, e-commerce, and direct sales. Focused on providing game changing solutions through local partnerships, multi-brand selection and one-stop shopping for equipment and uniforms, BSN SPORTS' more than 2,000 employees have been helping elevate participation in team sports since 1972. For more information about BSN SPORTS please visit www.bsnsports.com.

About Varsity Brands
With a mission to inspire achievement and create memorable experiences for young people, Varsity Brands elevates the student experience, promotes participation and celebrates achievement through three unique but interrelated businesses: Herff Jones, a Varsity Achievement Brand; BSN SPORTS, a Varsity Sport Brand; and Varsity Spirit. Together, these assets promote personal, school and community pride through their customizable products and programs to elementary and middle schools, high schools, and colleges and universities, as well as church organizations, professional and collegiate sports teams and corporations. Through its 8,200 dedicated employees and independent representatives, Varsity Brands reaches its individual and institutional customers each year via catalog, telesales, ecommerce sites and direct sales channels.

END OF EXHIBIT 99.1